EXHIBIT 99.1

Company Contact:	Bruce Thomas Vice President, Investor Relations Quiksilver, Inc. (714) 889-2200
— Quiksilver, Inc. Announces Resignation of Michael Gray from Board of Directors —
Huntington Beach, California, June 26, 2008 — Quiksilver, Inc. (NYSE: ZQK) today announced that Michael Gray has resigned from its Board of Directors effective Monday, June 23, 2008.
“We appreciate the many contributions that Mike has made to our company while serving on our Board,” said Robert McKnight, Chairman, Chief Executive Officer and President of Quiksilver, Inc. “During his tenure with the company, Quiksilver has grown tremendously and expanded globally. Along the way, Mike has used his own personal business success to continually provide us with solid business advice and we thank him for his many years of dedicated service.”
Mr. Gray joined the Quiksilver Board of Directors in 1991.
“It has been personally and professionally gratifying to work with Quiksilver over the past 17 years,” Gray said. “Bob McKnight and his team’s successful growth of its global business is an extraordinary achievement. As I depart, I want to express my appreciation to the Quiksilver team and extend my best wishes.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Company continues to make snowboarding equipment under its DC, Roxy, Lib Technologies, Gnu and Bent Metal labels.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com.